LICENSE AGREEMENT

         THIS LICENSE AGREEMENT ("Agreement") is entered into as of this 29th day of April, 2001, by and between Torbjorn Lundqvist ("Lundqvist"), and Aviation Upgrade Technologies, Inc., a Nevada corporation ("AUT").

                                    RECITALS

         A. Lundqvist has a patent pending for an electronic tire valve cap which signals inadequate tire pressure for use in airplanes, automobiles and other vehicles with pneumatic tires (the "Product"). Lundqvist holds all the rights necessary to manufacture, market and sell the Product.

         B. AUT desires to acquire, and Lundqvist desires to grant to AUT, the worldwide exclusive right to market, sell and distribute the Product together with all improvements thereto, including, but not limited to, any related products developed by Lundqvist, on the terms and subject to the conditions specified in this Agreement.

         C. AUT and Lundqvist anticipate that AUT and Lundqvist will enter into a Manufacturing Agreement whereby Lundqvist will agree to manufacture the Product and AUT will agree to purchase the Product from Lundqvist.

NOW, THEREFORE, IN CONSIDERATION OF THE RECITALS SPECIFIED ABOVE THAT SHALL BE DEEMED TO BE A SUBSTANTIVE PART OF THIS AGREEMENT, AND THE MUTUAL COVENANTS, PROMISES, UNDERTAKINGS, AGREEMENTS, REPRESENTATIONS AND WARRANTIES SPECIFIED IN THIS AGREEMENT AND OTHER GOOD AND VALUABLE CONSIDERATION, THE RECEIPT AND SUFFICIENCY OF WHICH ARE HEREBY ACKNOWLEDGED, WITH THE INTENT TO BE OBLIGATED LEGALLY AND EQUITABLY, THE PARTIES DO HEREBY COVENANT, PROMISE, AGREE, REPRESENT AND WARRANT AS FOLLOWS:

                                    ARTICLE I
                                GRANT OF LICENSE

         1.1 Grant of Exclusive License. The Lundqvist hereby grants, and AUT hereby accepts, the sole and exclusive right to market, sell, distribute and otherwise exploit the Product anywhere in the world.

         1.2 Sublicense. AUT may sublicense any of the rights specified in
Section 1.1 of this Agreement only after (i) providing written notification to Lundqvist of AUT's intention to sublicense; and (ii) receiving Lundqvist's written consent for such sublicense. AUT may also sell the Product to other distributors acting as the "master distributor".







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                                   ARTICLE II
                                     PAYMENT

         2.1 Licensing Fees. For the rights specified in Section 1.1 and Section
1.2 of this Agreement, Lundqvist shall receive the following compensation:

         (a) Licensing Fees. AUT shall pay to the Lundqvist, on a monthly basis and within forty five (45) days of the end of each calendar month during the License Period (hereinafter defined) and any renewals thereto, a licensing fee equal to twelve percent (12%) of the gross profit ("gross profit" shall refer to the difference between the cost of the goods sold and the selling price) realized by AUT from the sale of the Product.

         (b) Sublicensing Fees. In the event that AUT sublicenses the Product during the License Period, including any renewals thereto, AUT shall pay to Lundqvist, on a monthly basis and within forty five (45) days of the end of each calendar month during the License Period and any renewals thereto, a sublicensing fee in the amount of twelve percent (12%) of gross profits realized by AUT's sublicense of the Product.


         2.2 Development Costs.

         (a) Reimbursement of Development Expenses. Concurrent with the execution of this Agreement, AUT shall deliver or cause to be delivered to Lundqvist a check in the amount of Six Thousand Four Hundred Ten Dollars and thirty-four cents ($6,410.34) which shall be intended to reimburse Lundqvist for research and development costs previously incurred by Lundqvist. Within thirty
(30) days of the execution of this Agreement, AUT shall also issue, as development expenses, (i) fifty thousand (50,000) shares to Mr. Claes Grondahl (for his efforts in co-designing the product with Lundqvist); and (ii) one thousand (1,000) shares to Mr. Doug Watt for the name "Air Alert Valve Cap".

         (b) Ongoing Development Costs. During the License Period and any renewals thereto, AUT shall pay any and all fees, expenses and costs related to the development of the Product, including, but not limited to, any application for patents and trademarks. Notwithstanding the foregoing, AUT's obligation to pay such development costs shall not exceed Fifty Thousand Dollars ($50,000) unless otherwise agreed to in writing by AUT and Lundqvist.

         2.3 Sales and Marketing Costs. During the License Period, including any renewals thereto, AUT shall pay any and all sales and marketing costs related to the sale and marketing of the Product by AUT.

         2.4 Sales Reports. AUT shall provide Lundqvist with a written report of all Product sales in detail satisfactory to Lundqvist at the time AUT pays its monthly licensing or sublicensing





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fee. In his sole and absolute discretion, Lundqvist shall have the right to request additional detail or information, which AUT shall promptly provide, pertaining to any such report.

         2.5 Payment of Taxes. AUT shall pay all taxes that may be assessed on the Product or any item derived therefrom by AUT or its use or distribution, including personal property taxes, sales and use taxes and excise taxes.

         2.6 Inspection of Books and Records. AUT shall keep complete, true and correct books and records specifying the sales and other data, in detail satisfactory to Lundqvist to calculate the licensing fees and any sublicensing fees payable pursuant to this Agreement. Lundqvist shall have the right to inspect, upon written request given at least five (5) business days prior to such inspection, all financial books, records, reports and statements of AUT at AUT's premises or wherever the same may be maintained, during normal business hours. Lundqvist's right to inspect shall apply to its duly authorized attorney, accountant, representative, agent or advisor.

                                   ARTICLE III
                                 PROPERTY RIGHTS

         3.1 Title to Technology. Title to the Product is reserved to Lundqvist. Lundqvist is, and shall remain, the sole and exclusive owner of the Product, to the exclusion of all others. AUT shall take no acts inconsistent with the foregoing.

         3.2 Infringement or Litigation. AUT shall promptly notify Lundqvist of any infringement of the licensed Product and any litigation instituted by any person, firm, corporation, or governmental entity against AUT or Lundqvist involving the licensed Product or the ownership thereof. In the event Lundqvist undertakes the defense or prosecution of any litigation relating to the licensed Product, AUT shall execute any and all documents and do any such act or thing as may, in the opinion of counsel for Lundqvist, be necessary to carry out such defense or prosecution.

         3.3 Pricing. AUT shall have the right to establish the prices, charges and terms governing the sale of the Product (collectively the "Sales Policies"), but agrees to reasonably consider the advice of Lundqvist regarding the Sales Policies. The Sales Policies in effect from the date of this Agreement until further notice are set forth on Exhibit A attached hereto. AUT shall be responsible for conforming all of its Sales Policies to all pertinent federal, state, and local statutes, ordinances, rules, and regulations. At least sixty
(60) days prior to a change in the Sales Policies of AUT, AUT shall give written notice to Lundqvist of such proposed change and shall specify therein the effective date of such change. Lundqvist shall have thirty (30) days after receipt of AUT's proposed changes to notify AUT, in writing, of any recommendations regarding proposed pricing changes.





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                                   ARTICLE IV
                   REPRESENTATIONS AND WARRANTIES OF LUNDQVIST

Lundqvist hereby represents and warrants to AUT as follows:

         4.1 Warranty of Title. Lundqvist has good title to the Product and the right to license its use to AUT free of any proprietary rights of any other party or any other encumbrance whatsoever. However, Lundqvist and AUT specifically acknowledge that the application for the patent to the Product filed by Lundqvist may not be granted for reasons beyond Lundqvist's control, including, but not limited to, the United States Patent and Trademark Office's ("USPTO") determination that the patent infringes on another patent or where the USPTO first issues a similar patent to an applicant who filed for the patent prior to Lundqvist. In either instance, AUT may be forced to cease and desist marketing and selling the Product.

         4.2 Full Power and Authority. Lundqvist has full power and authority to grant to AUT the license specified in Section 1.1 of this Agreement and Lundqvist has not done or omitted to do and will not do or omit to do any act or thing by license, grant or otherwise, which will or may impair or encumber any of the rights granted in this Agreement or interfere with AUT's full enjoyment of said rights. Lundqvist is not aware of any claims or litigation pending or threatened, which will or might adversely affect any of the rights granted to AUT.

         4.3 Indemnification. Lundqvist will, at his expense and at AUT's request, defend any claim or action brought against AUT to the extent it is based on a claim that the Product infringes or violates any patent, copyright, trademark, trade secret or other proprietary right of a third party, and Lundqvist will indemnify and hold AUT harmless from and against any liability, loss, damages, costs, fees or expenses, incurred by AUT, including, but not limited to, fees of attorneys and other professionals; provided Lundqvist is notified promptly in writing, and is given all necessary information and the authority required for the defense and settlement of any such suit or proceeding.

         AUT shall save Lundqvist harmless from and against and shall indemnify Lundqvist for any liability, loss, costs, expenses, or damages howsoever caused by reason of any injury (whether to body, property, or personal or business character or reputation) sustained by any person or to property by reason of any act, neglect, default or omission of AUT or any of AUT's agents, employees, or other representatives, and AUT shall pay all amounts to be paid or discharged in case of an action or any such damages or injuries. If Lundqvist is sued in any court for damages by reason of any of the acts of AUT, AUT or such other party shall defend the resulting action (or cause same to be defended) at AUT's expense and shall pay and discharge any judgment that may be rendered in any such action; if AUT fails or neglects to so defend in such action, Lundqvist may defend such action and any expenses, including reasonable attorneys' fees, which Lundqvist may pay or incur in defending such action and the amount of any judgment which Lundqvist may be required to pay shall be promptly reimbursed by AUT upon demand by Lundqvist.




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                                    ARTICLE V
                              TERM AND TERMINATION

         5.1 License Period. The licenses granted in this Agreement shall remain in force for a period of five (5) years from the date of this Agreement, unless terminated prior to that time as provided in Section 5.4 of this Agreement ("License Period"). The term of this Agreement shall be renewed automatically for succeeding periods of three (3) years each unless either party gives to the other party written notice, at least one hundred eighty (180) days prior to the expiration of any term, of the noticing party's intention not to renew the term of this Agreement.

         5.2 Expiration of License Period. Upon expiration of the License Period or any renewals thereto, or other termination pursuant to this Agreement, AUT shall immediately cease all activities with regard to the Product and all right, title and interest of AUT in and to the Product shall terminate and vest in the name of the Lundqvist.

         5.3 Cause for Termination. The licenses granted in this Agreement shall be terminated at the sole and absolute discretion of Lundqvist, with at least thirty (30) days written notice to AUT, upon the occurrence of any of the following:

                 (a) Expiration of the term specified in Section 5.1, or of any optional renewal term in the absence of a subsequent renewal in accordance with the terms of this Agreement;

                 (b) Refusal by, or failure of, AUT to pay any periodic license fee or sublicense fee provided for in this Agreement;

                 (c) Cessation of business by AUT or any successor or assign to whom the licenses granted in this Agreement have been legitimately transferred;

                 (d) Refusal by, or failure of, AUT to provide the sales reports as provided for by Section 2.2 of this Agreement;

                 (e) Sale or other disposition by AUT of a significant amount of its assets, otherwise than in the ordinary course of business. The term "disposition" includes every sale, disposition by lease, exchange, merger, consolidation, reorganization, mortgage, or hypothecation of assets, assignment, whether for the benefit of creditors or otherwise, abandonment, destruction or disposition;

                 (f) Refusal by, or failure of, AUT to provide the Lundqvist access to its books and records as provided for under Section 2.5 of this Agreement; or,

                 (g) Commission by AUT of an event of default as specified in
          Section 5.4.



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         5.4 Events of Default. AUT shall have committed an event of default, and this Agreement and the licenses granted hereunder shall terminate, if any of the following occur:

                 (a) AUT attempts to use the Product in any manner contrary to the terms of this Agreement;

                 (b) AUT fails or neglects to perform or observe any of its existing or future obligations under this Agreement, including, without limitation, the timely payment of any sums due Lundqvist within thirty (30) days after written notice that the payment is delinquent;

                 (c) AUT makes an assignment of AUT's business for the benefit of creditors;

                 (d) A petition in bankruptcy is filed by or against AUT;

                 (e) A receiver, trustee in bankruptcy, or similar officer is appointed to take charge of all or part of AUT's property;

                 (f) AUT is adjudicated a bankrupt; or

                 (g) AUT sublicenses the rights to the Product without complying with the provisions of Article I, Section 1.2 of this Agreement.


                                   ARTICLE VI
                    NON-DISCLOSURE OF PROPRIETARY INFORMATION

         6.1 Non-Disclosure of Proprietary and Confidential Information By AUT. In consideration and recognition of the fact that during the License Period and any renewals thereto, AUT may have access to Proprietary Information (as used in this Article VI, "Proprietary Information" shall mean and include, without limitation, any and all data concerning the Lundqvist's services, designs, methods, inventions, improvements, discoveries, designs whether or not patentable, "know-how", training and techniques, and any other information of a similar nature disclosed to AUT or otherwise made known to AUT as a consequence of or through this Agreement during the term hereof. The term Proprietary Information shall not include any information that (i) at the time of the disclosure or thereafter is or becomes generally available to and known by the public, other than as a result of a disclosure by AUT or any agent or representative of AUT in violation of this Agreement, or (ii) was available to AUT on a non-confidential basis from a source other than the Lundqvist, or any of the Lundqvist's officers, directors, employees, agents or other representatives) or other information and data of a secret and proprietary nature which the Lundqvist desires to keep confidential, and that the Lundqvist has furnished, or during the term will furnish such information to AUT, AUT agrees and acknowledges (as used in this Article VI, AUT shall mean and include, AUT and any subsidiaries, affiliates, related entities, officers, agents,




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shareholders, partners, principals and/or employees) that the Lundqvist has exclusive proprietary rights to all Proprietary Information, and AUT hereby assigns to the Lundqvist all rights that it might otherwise possess in any Proprietary Information. Except as required in the performance of AUT's duties to the Lundqvist, AUT will not at any time during or after the term hereof, directly or indirectly use, communicate, disclose, disseminate, lecture upon, publish articles or otherwise put in the public domain, any Proprietary Information relating to the Lundqvist or the Lundqvist's services, Product or business. AUT shall deliver to the Lundqvist any and all copies of Proprietary Information in the possession or control of AUT upon the expiration or termination of this Agreement, or at any other time upon request by the Lundqvist. The provisions of this section 6.1 shall survive the termination of this Agreement.

                                   ARTICLE VII
                          INDEPENDENT CONTRACTOR STATUS

         7.1 Status of AUT. AUT is not an employee of the Lundqvist for any purpose whatsoever, but is an independent contractor. The Lundqvist is interested only in the results obtained by AUT, who shall have the sole control of the manner and means of performing under this Agreement. The Lundqvist shall not have the right to require AUT to do anything which would jeopardize the relationship of independent contractor between AUT and the Lundqvist. AUT does not have, nor shall it hold itself out as having, any right, power or authority to create any contract or obligation, either express or implied, on behalf of, in the name of, or obligating the Lundqvist, or to pledge the Lundqvist's credit, or to extend credit in the Lundqvist's name unless the Lundqvist shall consent thereto in advance in writing. The AUT shall have the right to appoint or otherwise designate suitable representatives (herein collectively referred to as "AUT's Representatives"). AUT shall be solely responsible for AUT's Representatives and their acts. AUT's Representatives shall be at AUT's own risk, expense, and supervision, and AUT's Representatives shall not have any claim against the Lundqvist for salaries, commissions, items of cost, or other form of compensation or reimbursement, and AUT represents, warrants, and covenants that AUT's Representatives shall be subordinate to AUT and subject to each and all of the terms, provisions and conditions applying to AUT hereunder.

                                  ARTICLE VIII
                          GENERAL TERMS AND CONDITIONS

         8.1 Notices. All written notices or other written communications required under this Agreement shall be deemed properly given when provided to the parties entitled thereto by personal delivery (including delivery by commercial services such as messengers and airfreight forwarders), by electronic means (such as by electronic mail, telex or facsimile transmission) or by mail sent registered or certified mail, return receipt requested, postage prepaid at the following addresses (or to such other address of a party designated in writing by such party to the others):




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         If To Lundqvist:          Torbjorn Lundqvist
         ---------------           24040 Camino Del Avion, #A303
                                   Monarch Beach, California 92629
                                   Facsimile: 949.499.4424



         If To AUT:                Aviation Upgrade Technologies, Inc.
         ----------                24020 Camino Del Avion, #A303
                                   Monarch Beach, California 92629
                                   Facsimile: 949.499.4424


All notices given by electronic means shall be confirmed by delivering to the party entitled thereto a copy of said notice by certified or registered mail, postage prepaid, return receipt requested. All written notices shall be deemed delivered and properly received upon the earlier of five (5) days after mailing the confirmation notice or upon actual receipt of the notice provided by personal delivery or electronic means.

         8.2 Assignment of Contract. AUT may assign or otherwise transfer its rights pursuant to this Agreement, including the license granted hereunder, with the prior written consent of the Lundqvist. Any attempt to make such an assignment without the Lundqvist's consent shall be void.

         8.3 Amendments. The Lundqvist and AUT agree that this Agreement shall be modified only by a written agreement duly executed by persons authorized to execute agreements on their behalf.

         8.4 Waivers. No waiver by either party, expressed or implied, of any breach of any term, condition or obligation of this Agreement by the other party shall be construed as a waiver of any subsequent breach of that term, condition, obligation or of any term, condition or obligation of this Agreement of the same or different nature.

         8.5 Attorneys' Fees. If any legal action is necessary to enforce the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees in addition to any other relief to which that party may be entitled. This provision shall be construed as applicable to the entire Agreement.

         8.6 Severability. If any part of this Agreement is adjudged by any court of competent jurisdiction to be invalid, that judgment shall not affect or nullify the remainder of this Agreement, and the effect shall be confined to the part immediately involved in the controversy adjudged.

         8.7 Governing Law. This Agreement shall be deemed to have been made in the State of California, and shall be construed pursuant to the laws of the State of California.




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         8.8 Complete Agreement. This Agreement sets forth the complete understanding of the parties relating to the subject matter hereof and supersedes all prior written and oral agreements and understandings. This Agreement and any provision hereof may be amended, modified or waived only by an instrument in writing signed by a duly authorized representative of the party against whom such amendment, modification or waiver is sought to be enforced. In the event of any conflict between the provisions of this Agreement and the provisions of any document other than a modification hereof, this Agreement shall prevail.

         8.9 Disclaimer. The AUT acknowledges that it has conducted an independent investigation of the Agreement being offered to it by the Lundqvist and recognizes that the business venture contemplated by this Agreement involves certain business risks and that the success or failure of the AUT will be largely dependent upon the ability and resourcefulness of the AUT. The Lundqvist expressly disclaims the making of, and the AUT hereby acknowledges that it has not received, any warranty or guarantee express or implied as to the potential volume, profits, or success of the business venture contemplated by this Agreement. The Lundqvist shall not, by virtue of the approval or advice provided to the AUT, assume responsibility or liability to the AUT or to any third person or party for the success of or failure of AUT's business. The AUT acknowledges that he received a copy of this Agreement for his review at least three days prior to the date of execution.

         8.10 Subject Headings. The subject headings of the paragraphs of this Agreement are included solely for purposes of convenience and reference only, and shall not be deemed to explain, modify, limit, amplify or aid in the meaning, construction or interpretation of any of the provisions of this Agreement.

         8.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         8.12 Interpretations and Definitions. In this Agreement, whenever the context so requires, the gender includes the neuter, feminine and masculine and the number includes the singular and the plural and the words "person" and "party" include individuals, corporations, partnerships, firms, trusts or associations. All references to dollars shall mean United States Dollars.

         8.13 Custom. All parties to this Agreement shall have the right at all times to enforce the provisions contained in this Agreement, and in all other agreements and documents required or provided for herein, in strict accordance with the terms thereof, notwithstanding any custom or practice in the area or any conduct or continuing conduct on the part of any party hereto to the contrary unless expressly agreed to in writing. The failure of any party hereto, at any time or from time to time, to enforce any of its rights under any provision herein, strictly in accordance with the same, shall not be construed as varying the terms hereof, in any




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way or manner, contrary to the specific provisions of this Agreement or be construed as modifying or waiving such provision.

         8.14 Force Majeure. No party shall be liable for any failure or delay in performing its obligations hereunder due to any external cause beyond its reasonable control, including without limitation, fire, accident, acts of the public enemy, war, rebellion, labor dispute or unrest, insurrection, sabotage, transportation delays, shortage of raw materials, energy or machinery, acts of God, government or the judiciary, or other matters beyond the reasonable control of a party.

         8.15 ADVICE OF COUNSEL. EACH PARTY HAS BEEN ADVISED OF AND UNDERSTANDS THE TERMS AND CONDITIONS OF THIS AGREEMENT. THIS AGREEMENT HAS BEEN FREELY AND VOLUNTARILY ENTERED INTO AND EXECUTED BY THE PARTIES, EACH OF THE PARTIES HERETO BEING DULY REPRESENTED BY COUNSEL OR HAVING THE BENEFIT OF ADVICE OF COUNSEL.


         IN WITNESS WHEREOF, the undersigned have caused this Agreement to be signed on the date first written above.

By:      /s/ Torbjorn B. Lundqvist
         --------------------------
         Torbjorn B. Lundqvist

AVIATION UPGRADE TECHNOLOGIES, INC.,
a Nevada corporation


By:      /s/ William Rhodes
         ------------------

Its:     President


By:      /s/ Dick Lindholm
         -----------------

Its:     Vice President





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